EXHIBIT 10.6

Bill House, President                                     August 12, 2002
Houseco Petroleum
B. L. Hinton
P.O. Box 842
Bristow, OK  74010

Re:  Letter of Agreement

Dear Bill:

     The purpose of this letter ("Letter") is to set forth the agreements between Houseco Petroleum and B. L. Hinton (collectively, "Grantors"), and Hewitt Energy Group, Inc. ("HEG") (each a "Party" and collectively, the "Parties") with respect to the acquisition by HEG of certain oil and gas properties and leases known as the Ewell Prospect located in Okmulgee County, Oklahoma, in exchange for the consideration and on the terms and subject to the conditions set forth below (the "Transaction").

1.  Ewell Prospect

     On the terms and subject to the conditions to be set forth in the definitive documents and conveyances to be promptly negotiated in good faith and entered into by the Parties ("Definitive Documents"), Grantors agree to grant to HEG, an undivided 75% of 8/8ths working interest (based on a net revenue interest of not less than 78.25% of 8/8ths) in, to and under all oil and gas leases, lands, wells (whether oil, gas, water supply or salt water disposal), together with a proportionate interest in all well casings, surface and production equipment, tank batteries, pipelines and other personal property now or hereafter located on those lands known as the Ewell prospect, comprising approximately 800 gross and net mineral acres of land located primarily in Sections 22 and 23, T14N, R11E, Okmulgee County, Oklahoma (the "Ewell Prospect").

2.  Connection of Existing Wells

     For the consideration described below, Grantors agree, at their sole cost and expense, to promptly commence and complete all work and to provide all surface equipment, storage containers, pipeline connections and other equipment and materials required to connect, operate and produce seven existing wells on the Ewell Prospect mutually agreed to be reasonably capable of production of oil or gas in commercial quantities.

3.  Arbuckle Test Well

     The Parties shall promptly identify a mutually acceptable drilling location and agree upon a drilling, logging and testing program for an initial test well ("Test Well") to be drilled on the Ewell Prospect. Grantors shall commence ("spud") the Test Well as soon as reasonably practical and shall thereafter continuously prosecute drilling and logging operations in accordance with standard industry practices and in a manner that will allow thorough testing of all potentially productive formations from the surface of the earth to the base of the Arbuckle formation, or to such other depth or formation as may be mutually agreed between the Parties. In the event the Test Well is completed as a well capable of the production of oil and/or gas, Grantors shall further install, or cause to be installed, all required surface equipment (including without limitation all wellhead equipment, separators, pumping units, gas lifting equipment, tank batteries, etc.), together with all required hookups and connecting pipelines.

4.  Layton Wells

     The Parties shall identify mutually acceptable locations for reentering, perforating, acidizing and testing additional wells on the Ewell Prospect, or for drilling, testing and completing new wells at such times and to test such potentially productive formations as they may agree. The Parties currently intend to focus their initial efforts on reentering approximately six mutually agreeable existing wells to test the Layton zone (the "Layton Wells"), but will reevaluate their plans based upon the results obtained from the Test Well and further review of all other available information.

5.  HEG Interests

     Notwithstanding the provisions of Paragraph 1, Grantors shall retain a 75% of 8/8ths working interest (based on a net revenue interest of not less than 78.25% of 8/8ths) in the Test Well. With respect to all operations on the Ewell Prospect other than the initial connections described in Paragraph 2 and the Test Well described in Paragraph 3, Grantors and HEG shall participate on a "heads up" basis in accordance with their respective working interests.

6.  Joint Operating Agreement

     Grantors and HEG shall negotiate and enter into a joint operating agreement covering their working relationship with respect to their joint interests and naming Houseco Petroleum as the Operator of their combined interests. Such agreement shall be substantially in the form of the 1989 (or newer) AAPL Model Form 610 Joint Operating Agreement ("JOA"). In connection with this JOA, Operator shall deposit all funds paid by HEG for drilling operations into the drilling escrow account previously established by Operator with Spirit Bank ("Drilling Escrow Account"), from which Spirit Bank shall be authorized to disburse payments only against actual invoices from Operator and its subcontractors and suppliers, accompanied by corresponding lien waivers, that have been previously approved in writing by a representative designated by HEG.

7.  Consideration.

     (a) As consideration for the Transaction, HEG agrees to pay Grantors, on or before August 30, 2002, the sum of $50,000. Thereafter, HEG agrees to pay Grantors the sum of $25,000 per week through the week of October 4, 2002, for a total of $175,000. Grantors will deposit $75,000 of these payments into their Drilling Escrow Account for HEG's estimated share of the Test Well and retain the remaining $100,000. Grantors may allocate these payments between their Drilling Escrow Account and payments to Grantors in such order and at such times as they may reasonably determine.

     (b) As additional consideration for the Transaction, commencing with the week of October 11, 2002, HEG shall pay Grantors the sum of $25,000 per week through the week of October 25, 2002, for a total of an additional $75,000 to be paid to Grantors. Thereafter, the Parties shall pay their respective shares of ongoing exploration, development and operation expenses for the Ewell Prospect in accordance with the procedures set forth in the JOA, provided that HEG shall have the option to schedule payments for its proportionate 75% share of such costs in installments of not more than $25,000 per week.

     (c) HEG will further instruct Majestic Companies LTD ("Majestic") to issue 80,000 Shares of its preferred stock to the persons and in the amounts designated by Grantors. These preferred shares will have a conversion right of one share of preferred stock for five shares of common stock (a total of 400,000 shares of common stock). Majestic has previously agreed to promptly file and thereafter diligently pursue a registration statement with the Securities and Exchange Commission, pursuant to an SB-2 or other filing, which would allow these Shares to be freely traded.

     (d)HEG further agrees to support a minimum trading price of $0.50 per share for the 400,000 shares of Grantor's converted Majestic common stock as follows. If the average trading price for shares of Majestic common stock over the two week period immediately following the date on which the registration of Grantors' shares becomes effective is less than $.50 per share, HEG will either pay Grantors 400,000 times the difference between such average trading price per share and $.50 per share in cash or will instruct Majestic to issue to those persons designated by Grantors additional shares with an aggregate value equal to the total amount of such difference. For example, if the average per share price as of the valuation date were $.40 per share, HEG would either pay Grantors an additional $40,000 in cash or instruct Majestic to issue 100,000 additional shares to persons designated by Grantors. If the average share price were $.50 or more, HEG would have no further price support obligation.

8.  Condition Precedent

     As a condition precedent to the obligations of the Parties hereunder, HEG shall have the right to conduct such due diligence, at its sole risk and expense, as it deems reasonably necessary to satisfy itself as to the status of Grantor's title to and the potential of the Ewell Prospect for the commercial production of oil and/or gas. Grantors shall cooperate with HEG and its designated representatives by promptly making available for their inspection and review originals or accurate copies of all title, geologic, drilling, logging, production and other information reasonably requested by HEG.

9.  No Other Agreements

     The Parties acknowledge and agree that this Letter supercedes and replaces in their entirety any and all prior oral or written representations, understandings or agreements between them. Each Party further represents and agrees that it is not and has not been represented by any broker or finder in connection with this Letter or the Transactions described herein, and that no third party has any rights of any kind whatsoever with respect to the subject matter of this Letter.

10.  Assignments

     No Party may assign all or any portion of its rights under this Letter to any other person without the express prior written consent of all of the other Parties, provided that HEG may assign portions of its interest to Freedom Oil & Gas and/or Claymore Energy to the extent such parties assume the corresponding obligations of HEG with respect to such assignments.

11.  Counterparts

     This Letter may be signed in one or more counterparts, each of which shall constitute one and the same original, and shall become effective when HEG has received a signature page, including a facsimile or other electronic copy, bearing the signature of each Party.

     If the foregoing accurately describes our mutual understandings and agreements, please sign and date the attached original copy of this Letter and fax a copy to me.

Very truly yours,

AGREED TO AND ACCEPTED

HEWITT ENERGY GROUP, INC.

this ____ day of August 2002:

HOUSECO PETROLEUM
By: /S/ Douglas C.  Hewitt
Name: Douglas C. Hewitt, President
By: /S/ Bill House
Name:  Bill House, President

B. L HINSON
/S/ B.L Hinson